Exhibit 10.10

CARDIODYNAMICS INTERNATIONAL CORPORATION

AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT (this “Agreement”) is effective as of this              day of                     , 2008 by and between                                  (“Executive”) and CARDIODYNAMICS INTERNATIONAL CORPORATION, a California corporation (the “Company”).

Executive and the Company desire to make certain amendments to Executive’s Change of Control Agreement first executed in 2006 (the “Prior Agreement”) to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to make certain other revisions to the Prior Agreement. Therefore, the parties agree that this Agreement will supersede, amend and restate the Prior Agreement in all respects.

RECITALS

The Board of Directors of the Company believes it is in the best interests of the Company to provide Executive with compensation arrangements and equity benefits upon a Change of Control (as hereinafter defined) that are intended to provide Executive with enhanced financial security, are competitive with those of other companies, and provide sufficient incentive to Executive to remain at the Company as an employee through and after a Change of Control.

In consideration of the mutual promises and covenants herein contained, and in consideration of the continuing employment of Executive by the Company, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) “Base Compensation” means, as at any time the same is to be determined, the greater of (i) the annual base salary the Company pays Executive for his or her services immediately prior to the termination of Executive’s employment or (ii) the annual base salary the Company pays Executive for his or her services immediately prior to a Change of Control which occurs within twelve (12) months prior to the termination of Executive’s employment.

(b) “Cause” means (i) gross negligence or willful misconduct in the performance of Executive’s duties to the Company, including Executive’s refusal to comply in any material respect with the legal directives of the Board of Directors, or any member of the Company’s management, if any, that is higher in rank than Executive after Executive has been notified in writing; (ii) material and willful violation of any federal or state law by Executive that has resulted or is likely to result in material damage to the Company; (iii) commission of any act of fraud by Executive with respect to the Company; or (iv) Executive’s conviction of a felony or a crime causing material harm to the standing and reputation of the Company.

(c) “Change of Control” means the occurrence of any of the following, whether they occur in a single transaction or series of related transactions:

(i) any person, or more than one person acting as a group, acquires ownership of the stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(ii) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company (each a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were beneficial owners, respectively, of the voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of the common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries);

(iii) any person, or more than one person acting as a group, acquires all or substantially all of the assets of the Company; or

(iv) the incumbent members of the Board of Directors as of the date of this Agreement cease for any reason to constitute at least a majority of the Board, unless the nomination or election of new directors is approved by a majority of the incumbent directors.

(d) an “Involuntary Termination” shall be deemed to occur if Executive resigns from the company due to:

(i) without Executive’s express written consent, a material reduction of Executive’s authority, duties or responsibilities relative to Executive’s, authority, duties, or responsibilities in effect immediately prior to such reduction;

(ii) without Executive’s express written consent, a material reduction by the Company of Executive’s Base Compensation as in effect immediately prior to such reduction;

(iii) without Executive’s express written consent, the relocation of Executive’s principal place of employment to a facility or a location more than fifty (50) miles from his or her current location;

(iv) any purported termination of Executive by the Company which is not effected for Cause or by reason of death or disability; or

(v) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 9 below;

provided that Executive complies with the provisions of Section 8(b)(ii).

2. Change of Control Severance Benefits. If Executive’s employment with the Company terminates at any time during the period commencing thirty (30) days prior to the date of the announcement of a Change of Control and ending twenty-four (24) months after a Change of Control, then the following shall apply:

(a) Voluntary Resignation; Termination For Cause. If Executive voluntarily resigns from the Company or is terminated for Cause, Executive shall not be entitled to receive severance or other benefits hereunder except for those, if any, as may be available under the Company’s severance and benefits plans and policies then existing at the time of such termination.

(b) Involuntary Termination; Termination Without Cause. Subject to the terms and conditions hereof, if an Involuntary Termination occurs or Executive is terminated without Cause, Executive shall be entitled to receive for fifteen (15) months from the date of such termination, or from the date of the Change of Control, if such termination occurred no more than thirty (30) days before a Change of Control:

(i) an amount equal to the sum of Executive’s Base Compensation (as determined at the time of such termination) payable over the course of such fifteen (15) month period in regular payroll increments; and

(ii) continuation of all health and disability insurance benefits (including, if applicable, vision, dental benefits) provided by the Company to Executive and his or her family under the Company’s benefits plan immediately prior the termination (with Executive to continue to pay any portion of the premiums therefor paid by Executive prior to the Change of Control during such period of continuation).

3. Option and Stock Acceleration.

(a) Acceleration of Stock Options or Other Equity Awards. Subject to the terms and conditions hereof, if Executive’s employment with the Company is terminated without Cause or as the result of an Involuntary Termination within the twelve (12) month period following a Change of Control, then (i) the remaining portion of Executive’s unvested stock options or other equity awards shall fully vest, such that all outstanding stock options and other equity awards granted to Executive shall be vested one hundred percent (100%); and (ii) to the extent that such options are assumed by the acquiring or surviving entity as part of any relevant Change of Control, and notwithstanding the terms of such stock options with respect to his or her termination, Executive shall be entitled to exercise any stock options held thereby for a period from the date of his or her termination up to the date which is the earlier to occur of: (A) the one year anniversary of such termination, or (B) the original stated expiration date of such options.

(b) Voluntary Resignation; Termination for Cause. Executive shall not be entitled to receive any accelerated vesting for any then unvested portion of his or her stock options or other equity awards if Executive voluntarily resigns from the Company or if Executive is terminated for Cause prior to or following a Change of Control.

4. Code Section 409A Provisions. Notwithstanding any provision to the contrary in this Agreement, the Company shall delay the commencement of payments or benefits coverage to which Executive would otherwise become entitled under the Agreement in connection with his or her termination of employment until the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Executive’s death, if and only if the Company in good faith determines that the Executive is a “specified employee” within the meaning of that term under Code Section 409A at the time of such separation from service and that such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 4 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, together with interest for the period of delay, compounded monthly, equal to the prime or base lending rate as set forth in the Wall Street Journal and in effect as of the date the payment would otherwise have been provided, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

In the event a benefit is to be provided during the applicable Code Section 409A(a)(2) deferral period and the provision of such benefit during that period would violate Section 409A(a)(2) of the Code, then continuation of such benefit during that period shall be conditioned on payment by the Executive of the full premium or other cost of coverage and upon the expiration of such deferral period the Company shall reimburse the Executive for the premiums or other cost of coverage paid by the Executive, which but for this Section 4 would have been paid by the Company. Any such reimbursement shall include interest at the rate set forth above. The Company and Executive may agree to take other actions to avoid the imposition of 409A tax at such time and in such manner as permitted under Section 409A.

The provisions of this Agreement which require commencement of payments or benefits coverage subject to Section 409A upon a termination of employment shall be interpreted to require that Executive have a “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A). In addition, and notwithstanding any provision to the contrary in this Agreement, each payment made pursuant to Section 2 shall for all purposes of Section 409A of the Code be treated as a separate payment and not as a single payment.

The provisions of this Section 4 are intended to assure that any benefits provided to Executive hereunder shall comply with Code Section 409A and this Agreement shall be interpreted consistent with such section in all respects.

5. Non-Compete.

(a) Executive acknowledges that his or her agreement not to compete with the Company is an essential part of the Company’s willingness to provide severance payments and other benefits hereunder. Executive and the Company agree that, due to the nature of Executive’s employment with the Company, Executive has confidential and proprietary information relating to the business and operations of the Company. Executive acknowledges that such information is of utmost importance to the business of the Company and will continue to be so after Executive’s relationship with the Company is terminated. Executive further acknowledges that, based on Executive’s unique skills, position and exposure to confidential and proprietary information of the Company, the breach or threatened breach by Executive of the provisions of this Agreement would cause irreparable harm to the Company, which harm will not be adequately and fully redressed by the payment of damages to the Company. Executive further acknowledges that in the event Executive’s employment with the Company terminates, Executive will be able to earn a livelihood without violating the restrictions set forth in this Agreement.

(b) Executive agrees that the limitations of time, geography and scope of activity agreed to in the foregoing covenants are reasonable because, among other things, (i) the Company is engaged in a highly competitive industry, (ii) Executive has unique access to, and will continue to have access to, the trade secrets and know-how of the Company, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company, (iii) Executive is receiving significant consideration in connection with this Agreement, and (iv) if Executive’s employment with the Company ended, Executive would be able to obtain suitable and satisfactory employment without violation of this Agreement.

(c) During the period Executive is receiving payments and/or other benefits pursuant to the terms of this Agreement, Executive agrees not to perform any services for any company or entity in California that directly or indirectly competes with the Company. During the period Executive is receiving payments and/or other benefits pursuant to the terms of this Agreement and for a period of six (6) months thereafter, Executive agrees not to perform any services for any company or entity in any state outside of California that directly or indirectly competes with the Company.

6. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is at-will and may be terminated at any time and for any reason, with or without notice. On termination of Executive’s employment with the Company, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

7. Term, Amendment and Termination, and Conditions.

(a) Term. Subject to Section 6 hereof, this Agreement shall terminate upon the later of (i) the date that all obligations of the parties hereunder have been satisfied or (ii) twenty-four (24) months after a Change of Control. A termination of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

(b) Amendment and Termination. This Agreement may be amended or terminated only by written agreement of Executive and the Chief Executive Officer or, if Executive is the Chief Executive Officer, an authorized officer or board member of the Company.

(c) Conditions to Severance Benefits. The payments and other accommodations afforded Executive pursuant to Sections 2(b) and 3(a) above shall be subject to Executive executing and delivering to the Company, if requested by the Company, a general release of claims in form and substance satisfactory to the Company within such period of time as the Company may require, but not more than sixty (60) days following termination of employment if terminated after a Change of Control, or sixty (60) days following a Change of Control if termination of employment occurred no more than thirty (30) days prior to a Change of Control; provided, however, that subject to Section 4, the Company shall retain sole discretion to determine if and when such payments and other accommodations shall be made or commence pending receipt of the release.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when mailed overnight delivery via a courier company. In the case of Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer or the Chairman of the Board of Directors.

(b) Notice of Termination.

(i) Any termination by the Company for Cause shall be communicated by a notice of termination to the Executive given in accordance with Section 7(a) hereof. Such notice shall indicate the specific termination provision in this Agreement relied upon, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and specify the termination date (which shall be not more than fifteen (15) days after the giving of such notice). The failure by the Company to include in the notice any fact or circumstance that contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder.

(ii) Any termination by Executive as a result of an Involuntary Termination shall be communicated by a notice of termination to the Company given in accordance with Section 7(a) hereof within ninety (90) days of the initial existence of the condition which provides a basis for such termination. Such notice shall indicate the specific termination provision in this Agreement relied upon, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and specify the termination date (which shall not be more than ninety (90) days after the giving of such notice and which must occur within two (2) years following the initial existence of the condition which provides a basis for such termination). Upon receipt of such notice, the Company shall have thirty (30) days to remedy the condition causing the Involuntary Termination, and if such condition is remedied within such time period, the Company need not pay the severance payments and other benefits owed Executive under Sections 2(b) and 3(a) of this Agreement.

9. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or the Company’s successors and assigns the rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner).

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and the Chief Executive Officer or, if Executive is the Chief Executive Officer, an authorized officer or board member of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to its conflict of laws provisions.

(e) Severability. If any provision or set of provisions of this Agreement (or any portion thereof) is held by an arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable for any reason whatever: (a) such provision shall be limited or modified in its application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability of such provision and such modified provision shall be reduced to a writing and signed by the parties hereto; (b) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and (c) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision (or portion thereof) held invalid, illegal or unenforceable.

(f) Withholding Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(g) Amendment of Option and Purchase Agreements. The Company and Executive agree that the provisions of this Agreement shall supersede any conflicting provisions of any stock purchase or stock option agreement of Executive, and the Company and Executive agree to execute such further documents as may be necessary to amend any such agreement.

(h) Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

CARDIODYNAMICS INTERNATIONAL CORPORATION	EXECUTIVE

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